SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

May 26, 2005

Date of Report (Date of earliest event reported)

NORTHWEST NATURAL GAS COMPANY

(Exact name of registrant as specified in its charter)

Commission File No. 1-15973

Oregon	93-0256722
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

220 N.W. Second Avenue, Portland, Oregon	97209
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (503) 226-4211

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Compensation for Chairman of the Board

On May 26, 2005, the Board of Directors of Northwest Natural Gas Company (“Company”) fixed the compensation to be paid to Richard L. Woolworth, as Chairman of the Board, at $60,000, effective March 1, 2005. Mr. Woolworth is not an employee of the Company. This amount is in addition to the fees and retainers otherwise payable to non-employee directors for service on the Board.

Item 8.01 Other Events.

Changes in Governance Committee, Organization and Executive Compensation Committee and Audit Committee Appointments

On May 26, 2005, the Company’s Board of Directors approved the following changes in the appointments to the Governance Committee, the Organization and Executive Compensation Committee and the Audit Committee:

•	Richard L. Woolworth, Chairman of the Board, was appointed Chair of the Governance Committee, replacing John D. Carter who continues to serve as a member of the Governance Committee.

•	John D. Carter was appointed Chair of the Audit Committee, replacing Richard L. Woolworth who continues to serve as a member of the Audit Committee.

•	Martha L. (“Stormy”) Byorum was appointed a member of the Audit Committee.

•	Richard L. Woolworth was not re-appointed as a member of the Organization and Executive Compensation Committee.

The Board has affirmatively determined that each of Mr. Woolworth, Mr. Carter and Ms. Byorum qualifies as an independent director in accordance with the New York Stock Exchange listing standards and the Company’s Director Independence Standards.

No other changes were made in the composition of these committees.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NORTHWEST NATURAL GAS COMPANY
(Registrant)

Dated: May 31, 2005	/s/ David H. Anderson
Senior Vice President and Chief Financial Officer

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